Exhibit 99.1

Advanced Thermoelectric Solutions

NEWS RELEASE for March 20, 2012 at 8:30 AM ET

Contact:       Allen & Caron Inc

                     Jill Bertotti (investors)

                     jill@allencaron.com

                     Len Hall (media)

                     len@allencaron.com

                     (949) 474-4300

AMERIGON PRICES PUBLIC OFFERING OF COMMON STOCK

NORTHVILLE, MICHIGAN (March 20, 2012) . . . Amerigon Incorporated (NASDAQ-GS: ARGN) (“Amerigon” or the “Company”) today announced the pricing of its previously-announced underwritten public offering of newly issued shares of common stock, no par value. The offering to the public of 4,600,000 shares at a price of $15.25 per share is expected to result in gross proceeds of $70,150,000. The net proceeds to the Company from this offering are expected to be approximately $65,656,000, after deduction of underwriting discounts and other estimated offering expenses and assuming no exercise of the over-allotment option. The underwriters have also been granted a 30-day option to purchase up to 690,000 additional common shares to cover over-allotments, if any. Subject to customary conditions, the offering is expected to close on March 23, 2012.

The Company intends to use the net proceeds from this offering to make future redemption installment payments on, and pay dividends on, its outstanding Series C 8% convertible preferred stock and, to the extent not used for such purposes, to prepay its outstanding debt obligations.

Roth Capital Partners served as the sole book-running manager and Craig-Hallum Capital Group served as co-manager in the offering.

Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or email: rothecm@roth.com or by accessing the U.S. Securities and Exchange Commission’s (SEC’s) website, www.sec.gov.

This offering was made pursuant to a prospectus supplement to the Company’s prospectus, filed with the SEC as part of the Company’s “shelf” registration statement on Form S-3 (File No. 333-176887), that was declared effective by the SEC on September 28, 2011.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

About Amerigon

Amerigon (NASDAQ-GS: ARGN) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products based on Amerigon technologies include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, heated seat and steering wheel systems, cable systems and other electronic devices. Its advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that also have far-reaching applications for consumer products as well as industrial and technology markets. Amerigon has more than 5,000 employees in facilities in the United States, Germany, Mexico, China, Canada, Japan, England, Korea and the Ukraine. For more information, go to www.amerigon.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s SEC filings and reports, including, but not limited to, its Form 10-K for the year ended December 31, 201; all of which are available free of charge on the SEC’s website at www.sec.gov. Amerigon expressly disclaims any intent or obligation to update any forward-looking statements.